UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 21, 2006
PEERLESS MFG. CO.
(Exact Name Of Registrant As Specified In Charter)

Texas (State or Other Jurisdiction of Incorporation)	0-5214 (Commission File Number)	75-0724417 (IRS Employer Identification No.)
2819 Walnut Hill Lane
Dallas, Texas 75229
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 357-6181

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     As previously reported, on October 30, 2003, Peerless Mfg. Co. (the “Company”) and Comerica Bank (“Comerica”) entered into a credit agreement (the “Credit Areement”) providing for a $12.5 million revolving line of credit, including a $10 million sub-limit for letters of credit. The original term of the Credit Agreement expires on October 30, 2006.
     On September 21, 2006, the Company and Comerica entered into the First Amendment to Credit Agreement (the “Amendment”) to amend certain of the terms and conditions of the Credit Agreement. The Amendment is effective as of September 30, 2006.
     The Amendment amends the Credit Agreement to, among other things, (i) extend the term of the Credit Agreement to September 30, 2008, (ii) reduce the maximum principal amount of permitted borrowings to $9 million, (iii) reduce the sub-limit for letters of credit to $8 million, and (iv) modify certain of the covenants on the Company. All other material terms of the Credit Agreement remain unchanged.
     The Company’s stand-by letter of credit of £1.4 million (approximately $2.6 million) that currently guarantees its UK subsidiary’s line of credit was not renewed under the Amendment. The Company may purchase a fully collateralized £1.4 million (approximately $2.6 million) stand-by line of credit from Comerica or provide an equivalent amount of assets to guarantee its UK subsidiary’s line of credit.
     The foregoing descriptions are not complete and are qualified in their entirety by reference to the Credit Agreement, the Amendment and the Master Revolving Note, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated October 30, 2003, by and between the Registrant and Comerica Bank (filed as Exhibit 10(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, and incorporated herein by reference)

10.2	First Amendment to Credit Agreement, dated as of September 30, 2006, by and between the Registrant and Comerica Bank

10.3	Master Revolving Note, dated September 30, 2006, by the Registrant in favor of Comerica Bank

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEERLESS MFG. CO.
By:	/s/ Henry G. Schopfer, III
Henry G. Schopfer, III,
Chief Financial Officer

Date: September 22, 2006